1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 1, 2024

KKR Income Opportunities Fund

555 California Street,

50th Floor

San Francisco, CA 94104

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel for KKR Income Opportunities Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), filed as of March 12, 2024, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated July 1, 2024 (as amended, supplemented or otherwise modified, the “Prospectus Supplement” and, together with the base prospectus, dated as of March 25, 2024, included in the Registration Statement, the “Prospectus”) in connection with the issuance by the Fund of common shares of beneficial interest of the Fund, par value $0.001 per share, up to an aggregate offering price of $75,000,000 (the “Common Shares”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Common Shares.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the respective originals to original documents of all documents submitted to us as certified, telecopies, or reproduced copies.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Common Shares have been duly authorized by all requisite statutory trust action on the part of the Fund under the DSTA and the Common Shares, when duly issued and sold and delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor in accordance with the Registration Statement and Prospectus Supplement and any applicable underwriting or purchase agreements, will be validly issued, and, subject to the qualifications set forth in the Amended and Restated Declaration of Trust of the Fund (the “Declaration of Trust”), fully paid and nonassessable. In this regard, we note that, pursuant to Section 3.9 of the Declaration of Trust, the trustees of the Fund (the “Trustees”) have the power to cause each shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or of the transfer, shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

The opinions set forth herein as to enforceability of obligations of the Fund are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to this firm, as counsel to the Fund, in the Registration Statement, until such time as we revoke such consent. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP